News media contact:	Investor contact:
Jessica Roy Wright Express 207.523.6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express 207.523.7769 Steve_Elder@wrightexpress.com

Wright Express Extends Its Existing Fuel-Price Risk Management Program through 1Q 2008

Program Extension is Designed to Moderate the Sensitivity of the Company’s Earnings to Changes in Retail Fuel Prices, Price Range on New Purchase Between $2.38 and $2.44 per Gallon

SOUTH PORTLAND, Maine, January 12, 2006 — Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk program through the first quarter of 2008. The Company initially began executing on its current program in July 2005.

On January 9, 2006, the Company purchased instruments to cover an additional 30% of its anticipated fuel-price-related earnings exposure for each of the third and fourth quarters of 2007 and the first quarter of 2008. At this time, Wright Express has hedged 90% of the first three quarters of 2007 exposure, 60% of the fourth-quarter 2007 exposure and 30% of the first-quarter 2008 exposure.

The Company intends to continue to hedge approximately 90% of its fuel-price-related earnings exposure in every quarter, on a rolling basis. The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The January 9 purchase locked in a fuel price range of approximately $2.38 and $2.44 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q1	Q2	Q3	Q4	Q1
	2007	2007	2007	2007	2008
Average of low end of range	$2.29	2.29	2.32	2.34	2.38
% Locked in	90%	90%	90%	60%	30%
Average of top end of range	$2.36	2.36	2.39	2.41	2.44
% Locked in	90%	90%	90%	60%	30%

About Wright Express

Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for more than 298,000 commercial and government fleets containing 4.2 million vehicles. Wright Express markets these services directly as well as through more than 90 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 635 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that the program is designed to moderate the sensitivity of earnings to changes in retail fuel prices; expectation that the instruments will enhance the visibility and predictability of the Company’s future earnings; the intention to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis; as well as other statements regarding the structure of the new instruments and anticipated results. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the final prospectus filed with the SEC on February 16, 2005. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

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